Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 26, 2009, with respect to the consolidated financial statements and schedules included in the Annual Report of Meridian Bioscience, Inc. Savings and Investment Plan on Form 11-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Meridian Bioscience, Inc. on Form S-8 (file no. 333-155703 effective November 26, 2008).
/s/ Grant Thornton LLP
Cincinnati, OH
June 26, 2009